As filed with the Securities and Exchange Commission on September 1, 2006

Registration Statement No. 333-____

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM F-3

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

PEACE ARCH ENTERTAINMENT GROUP INC.

(Exact name of registrant as specified in its charter)

Ontario, Canada (State or other jurisdiction of incorporation or organization)	Not Applicable (I.R.S. Employer Identification Number)

124 Merton Street, Suite 407

Toronto, ONT  M4S 2Z2

Canada

(416) 487-0377

(416) 487-6141 (facsimile)

(Address, including zip code, and telephone number, including area code,

of registrant’s principal executive offices)

National Registered Agents, Inc.

1090 Vermont Avenue, NW, Ste. 910

Washington, D.C.  20005

(202) 371-8090

(Name, address, including zip code, and telephone number,

including area code, of agent for service)

Copies to:

Richard Watson, Esq. Peace Arch Entertainment Group Inc. 124 Merton Street, Suite 407 Toronto, ONT M4S 2Z2 Canada (416) 487-0377 (416) 487-6141 (facsimile)	Reed Smith LLP 1901 Avenue of the Stars Suite 700 Los Angeles, CA 90067 Attn: John M. Iino, Esq. (310) 734-5200 (310) 734-5299 (facsimile)

Approximate date of commencement of proposed sale to the public: From time to time after this Registration Statement becomes effective.

If only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  /  /

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box: /X /

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  /  /

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement of the earlier effective registration statement for the same offering.  /  /

If this Form is a registration statement pursuant to General Instruction I.C. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. /  /

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.C. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. /  /

CALCULATION OF REGISTRATION FEE

-------------------------------

Title of each class of securities to be registered	Amount to be registered	Proposed maximum aggregate price per share (1)	Proposed maximum aggregate offering price	Amount of registration fee
Common Shares, without par value	25,618,302 shares	$0.935 (2)	$23,953,112.37	$2,562.98
Common Shares to be issued upon exercise of warrants	1,769,000 shares	$0.935 (2)	$1,654,015.00	$176.98
Common Shares to be issued upon exercise of stock options	649,600 shares	$0.935 (2)	$607,376.00	$64.99
Common Shares to be issued upon conversion of preferred shares	8,695,654 shares	$0.935 (2)	$8,130,436.49	$869.96
Total	36,732,556 shares		$34,344,939.86	$3,674.91

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and (g) under the Securities Act of 1933, as amended.

(2) Based upon the average high and low price of the Common Shares on the American Stock Exchange as of August 28, 2006, a date within five business days of the filing of this Registration Statement.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a) MAY DETERMINE.

The information in this prospectus is not complete and may be changed. The selling shareholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS, SUBJECT TO COMPLETION DATED August 31, 2006.

Organized under the Laws of Ontario

36,732,556 Common Shares

This prospectus relates to the resale of 36,732,556 common shares, no par value, of Peace Arch Entertainment Group Inc., or Peace Arch, issued to certain shareholders of Peace Arch, whom we refer to in this prospectus as the “selling shareholders.”  Of the common shares offered hereby, 25,618,302 common shares are issued and outstanding, 8,695,654 common shares are issuable upon conversion of preferred shares that were issued to selling shareholders listed herein, 1,769,000 common shares are issuable upon exercise of warrants that were issued to the selling shareholders listed herein, and 649,600 common shares are issuable upon exercise of stock options that were issued to the selling shareholders listed herein.  The common shares are being registered for resale by the selling shareholders.

The selling shareholders may offer the common shares from time to time, sell any or all of their common shares on any stock exchange, market or trading facility on which the shares are traded or in privately negotiated transactions at market prices prevailing at the time of sale, at negotiated prices, or at fixed prices which may be changed.  See Plan of Distribution beginning on page 28.

Our common shares are listed for trading on The American Stock Exchange (commonly known as the AMEX) under the symbol “PAE” and on The Toronto Stock Exchange (commonly known as the TSX) under the symbol “PAE”.  As of August 28, 2006, the closing price for the common shares on the AMEX was US$0.93 and on the TSX was Cdn$1.00.

It may be risky to purchase the common shares.  See “Risk Factors” beginning on page 10.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

*     *     *

The date of this prospectus is August 31, 2006.

ABOUT THIS PROSPECTUS

We are registering 36,732,556 common shares of Peace Arch Entertainment Group Inc. for resale by the selling shareholders.

On June 7, 2006, in connection with a private placement, we issued warrants to purchase up to 269,000 common shares to Westwind Capital Inc. for its services as lead agent in Canada for a private placement.  Each warrant is exercisable for one common share in the capital of Peace Arch at any time within 48 months following the closing date of the private placement at an exercise price of Cdn$1.21.  If these warrants are exercised in full, we would receive proceeds of Cdn$325,490.  We will use the proceeds from any exercise of these warrants for general working capital purposes consistent with our business strategy.  If Westwind Capital Inc. exercises the warrants, the common shares underlying the warrants will be issued in private placements pursuant to exemptions from the registration requirements of the Securities Act.  We have agreed to include the shares issuable upon exercise of these warrants in any short form registration statement we file while the warrants or the shares issuable upon exercise of these warrants are outstanding.  The warrants themselves are not being offered by this prospectus.

On February 7, 2006, we issued warrants to purchase up to 1,500,000 common shares exercisable at US$0.54 per share with a three year term, as compensation for services.  The Company issued these warrants in a private placement pursuant to exemptions from the registration requirements of the Securities Act. The closing price of our common shares on the AMEX on February 7, 2006 was US$0.58.  If the warrants are exercised in full, we would receive proceeds of US$810,000. We will use the proceeds from any exercise of warrants for general working capital purposes consistent with our business strategy.

If the selling shareholders exercise the warrants, the common shares underlying the warrants will be issued in private placements pursuant to exemptions from the registration requirements of the Securities Act.  We have agreed to include the shares issuable upon exercise of these warrants in any short form registration statement we file while the warrants or the shares issuable upon exercise of these warrants are outstanding.  The warrants themselves are not being offered by this prospectus.

On July 29, 2005, we issued convertible preferred shares with preferred share purchase warrants in a private placement pursuant to exemptions from the registration requirements of the Securities Act.  The convertible preferred shares were issued at a price of US$0.46 per share.  Each preferred share has attached a preferred share purchase warrant exercisable at US$0.50 with a four year term.  The closing price of our common shares on the AMEX on July 29, 2005 was US$0.44.  As of August 28, 2006, 2,661,929 of the preferred share purchase warrants have been exercised.  If the remaining 1,685,898 preferred share purchase warrants are exercised in full, we would receive proceeds of US$842,949. We will use the proceeds from any exercise of warrants for general working capital purposes consistent with our business strategy. We will not receive any proceeds from the conversion of the preferred shares.  If the selling shareholders exercise the preferred share purchase warrants, the preferred shares underlying the warrants will be issued in private placements pursuant to exemptions from the registration requirements of the Securities Act.  If the selling shareholders convert the preferred shares into common shares, the issuance of such common shares will be executed pursuant to exemptions from the registration requirements of the Securities Act.  The common shares issuable upon conversion of these convertible preferred shares are included in the short form registration statement. Neither the preferred share purchase warrants nor the preferred shares are being offered by this prospectus.

An aggregate of 5,851,133 common shares are reserved for issuance pursuant to our Share Option Plan (Amended as of February 8, 2006). From February 28, 2005 to March 3, 2006, we issued stock options exercisable for up to 649,600 common shares to affiliates who are listed as selling shareholders herein.  These stock options have exercise prices ranging from Cdn$0.47 to Cdn$1.38 and e xpiry dates ranging from February 28, 2008 to August 31, 2010. If these stock options are exercised in full, we would receive proceeds of Cdn$452,768.  We will use the proceeds from any exercise of these stock options for general working capital purposes consistent with our business strategy.  If the option holders exercise the options, the common shares underlying the options will be issued pursuant to a registration statement on Form S-8.  The stock options themselves are not being offered by this prospectus.

This prospectus is part of a registration statement on Form F-3 that we filed with the Securities and Exchange Commission (the “SEC”).  This prospectus does not contain all of the information included in the registration statement and the related exhibits. Statements included in this prospectus as to the contents of any contract or other document that is filed as an exhibit to the registration statement are not necessarily complete and you should refer to that agreement or document for a complete description of these matters. You should read this prospectus together with the additional information described under the heading "Where You Can Find Additional Information."

You should rely only on the information contained in this prospectus and not upon anything else in deciding whether to purchase the common shares offered through this prospectus. Neither Peace Arch nor any of the selling shareholders will authorize providing you with any other information in connection with your purchase. This prospectus does not offer to sell or solicit an offer to buy any security other than the common shares that this prospectus offers. In addition, this prospectus does not offer to sell or solicit any offer to buy any common shares to any person in any jurisdiction where it is unlawful to make this offer to or solicit an offer from a person in that jurisdiction.

You should not assume that the information contained in this prospectus remains correct after the date of this prospectus.

The securities offered hereby have been qualified for public distribution under the securities laws of each province and territory of Canada with the exception of the 7,500,000 offering in a private placement that closed on June 7, 2006.  Those shares carry a four month restriction in Canada. The securities may be offered or sold, directly or indirectly, in Canada or to any resident thereof in accordance with the securities laws of the provinces and territories of Canada.

In this prospectus, the terms the "Company", “we”, “us”, “our” and "Peace Arch" mean Peace Arch Entertainment Group Inc., an Ontario corporation, and includes, unless the context otherwise requires, all consolidated subsidiaries.

PRESENTATION OF INFORMATION

Unless we indicate otherwise, financial information in this prospectus has been prepared in accordance with Canadian generally accepted accounting principles, or Canadian GAAP. Canadian GAAP differs in some respects from United States generally accepted accounting principles, or U.S. GAAP, and thus our financial statements may not be comparable to the financial statements of U.S. companies. The principal differences as they apply to us are summarized in note 27 to our August 31, 2005 consolidated financial statements included in Item 18 of our Annual Report on Form 20-F for the year ended August 31, 2005 incorporated herein by reference and summarized in note 23 to our May 31, 2006 consolidated financial statements filed on Form 6K on August 31, 2006 (Film No. 061068148).

We present our financial information in Canadian dollars. In this prospectus, except where we indicate, all dollar amounts are in Canadian dollars. References to "$" or "Cdn$" are to Canadian dollars and references to "US$" are to U.S. dollars. This prospectus contains a translation of some Canadian dollar amounts into U.S. dollars at specified exchange rates solely for your convenience.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

Some of the statements in this prospectus are forward-looking statements, as defined in the Private Securities Litigation Reform Act of 1995, or the PSLRA. Forward-looking statements in this prospectus are being made pursuant to the PSLRA and with the intention of obtaining the benefits of the “safe harbor” provisions of the PSLRA. Forward-looking statements are those that do not relate solely to historical fact. They include, but are not limited to, any statement that may predict, forecast, indicate or imply future results, performance, achievements or events. You can identify these statements by the use of words like “intend,” “believe”, “anticipate,” “may,” “will,” “could,” and variations of these words or comparable words or phrases of similar meaning. They may relate to, among other things:

  •  our ability to repay indebtedness;

  •  our ability to maintain listing standards;

  •  our ability to operate profitably;

  •  external factors in the motion picture and television industry;

  •  fluctuations in our revenues and results of operations;

  •  our substantial capital requirements and financial risks;

  •  fluctuations in our revenues and results of operations;

  •  our ability to maintain effective systems of disclosure controls and internal controls;

  •  our ability to manage production costs and expenses;

  •  our competition;

  •  piracy of motion pictures;

  •  protecting and defending against intellectual property claims; and

  •  our ability to meet certain Canadian regulatory requirements.

These forward-looking statements reflect our current views with respect to future events and are based on assumptions and subject to risks and uncertainties, including, but not limited to, economic, competitive, governmental and technological factors outside of our control, that may cause actual results to differ materially from trends, plans or expectations set forth in the forward-looking statements. These risks and uncertainties may include those discussed in “Risk Factors.” We cannot assess the extent to which any factor, or combination of factors, may cause actual results to differ from those contained in forward-looking statements. Given these risks and uncertainties, we urge you to read this prospectus completely and with the understanding that actual future results may be materially different from what we plan or expect. Also, these forward-looking statements present our estimates and assumptions only as of the date of this prospectus. Except for our obligation to disclose material information as and when required by federal securities laws, we do not intend to update you concerning any future revisions to any forward-looking statements to reflect events or circumstances occurring after the date of this prospectus.

PROSPECTUS SUMMARY

This summary highlights some information from this prospectus. It may not contain all of the information that is important to you. To understand this offering fully, you should read the entire prospectus carefully, including the "Risk Factors" section, together with our Annual Report on Form 20-F for the year ended August 31, 2005 and other documents which are incorporated by reference into this prospectus. See Incorporation of Information by Reference beginning on page 31.

THE OFFERING

Common shares offered by the selling shareholders:	36,732,556 shares (1)
Offering price:	Determined at the time of sale by the selling shareholders
Common shares outstanding prior to the offering as of August 28, 2006:	31,308,665 shares
Common shares outstanding after the offering if all shares included in this prospectus are sold:	42,422,919 shares (2)
Use of Proceeds:	We will not receive any of the proceeds from the sale of our common shares by the selling shareholders with the exception of proceeds noted in the section “Use of Proceeds”. (3)
Risk factors:	See "Risk Factors" and other information included in this prospectus for a discussion of factors you should carefully consider before deciding to invest in our common shares.
American Stock Exchange symbol:	"PAE"
Toronto Stock Exchange symbol:	“PAE"

___________________

(1)

1,500,000 of these shares are issuable upon exercise, at the option of the holders, of warrants exercisable at US$0.54 per share (subject to customary antidilution rights) until February 6, 2009.  8,695,654 of these shares are issuable upon conversion, at the option of the holders, of convertible preferred shares.  Of such convertible preferred shares, 1,685,898 shares are issuable upon exercise, at the option of the holder, of preferred share purchase warrants at an exercise price of US$0.50 per share (subject to customary antidilution right).   269,000 of these shares are issuable upon exercise, at the option of Westwind Capital Inc., of warrants issued to it exercisable at Cdn$1.21 per share (subject to customary antidilution rights) until June 6, 2010.  649,600 of these shares are reserved for issuance to affiliates, upon exercise , of stock options issued pursuant to our Share Option Plan (Amended as of February 8, 2006) at varying exercise prices and expiry dates.

(2)

This figure is based on the number of common shares outstanding as of August 28, 2006, and assumes full exercise of the warrants , full conversion of the convertible preferred shares and full exercise of the stock options by selling shareholders in described in footnote 1.  The selling shareholders are not required to sell their outstanding shares or any shares issuable upon conversion of the convertible preferred securities , upon exercise of their warrants or upon exercise of their stock options ..  See “Plan of Distribution”.

(3)

We will receive certain proceeds if warrants and stock options are exercised.

Peace Arch Entertainment Group Inc.

We develop, produce and distribute high-quality, proprietary feature films for markets worldwide.  We take ideas, storylines and other creative concepts developed by us or acquired from independent sources and convert those concepts into films.  Recent films include “Tornado”, “Fire”, “Earthquake”, “American Soldier”, “Our Fathers”, and “Shadows in the Sun”.

We reported revenues of $13.4 million for the nine month period ended May 31, 2006 compared to $9.1 million for the comparable period in fiscal 2005 representing an increase of $4.3 million or 47.3% increase compared the same period of the prior year. The following table presents revenues earned in each of our business segments;

	Nine Months Ended May 31
	2006	2005 Restated
	(Canadian dollars in millions)
Segmented Information
Motion Picture	$4,659	$7,406
Television	2,324	1,689
Home Entertainment	6,411	-
Total	$13,394	$9,095

Motion Picture revenue for the nine month period ended May 31, 2006 was $4.7 million representing a decrease of $2.7 million, or a 37.1% decrease compared to revenue of $7.4 million for the comparable period in fiscal 2005. The decrease in revenues primarily reflects the lower number of projects produced by Peace Arch and is associated with Peace Arch’s strategy to prioritize the packaging, financing, and distribution of projects.  This strategy results in lower presale revenues at the time a project is completed and delivered. The revenues for the nine month period arose from sales of distribution rights on programs acquired during the nine months ended May 31, 2006 and on products completed and delivered in prior years.

Television revenue for the nine month period ended May 31, 2006 was $2.3 million representing an increase of $0.6 million from $1.7 million for the same period of the prior year or a 37.6% increase compared to the same period of the prior year. The increase is mainly attributable to sales made on the TV movie acquisition and TV episodes during the period compared with sales on TV episodes only for the same period of the prior year.

Home Entertainment revenue of $6.4 million for the nine month period ended May 31, 2006 represents the revenue recognized from the new kaBOOM business from the date of acquisition. There was no Home Entertainment revenue in the comparable period of the prior year.

For the nine months ended May 31, 2006, Peace Arch has reported a loss of $1.9 million or $0.10 diluted loss per share compared to earnings of $1.6 million for the comparable period in fiscal 2005 or $0.09 diluted earnings per share.

Diluted loss per share is calculated on 22,074,000 weighted average shares outstanding at May 31, 2006 and 18,693,000 weighted average shares outstanding in the prior year.

Our films are distributed primarily in North America and Europe, directly and through distributors such as Motion Picture Distribution LP in Canada and the UK; BAC Films and TF 1 in France; Telemunschen and Telepool in Germany; and Eagle and Creative Filmhouse in Italy.

As a Canadian-based producer, we benefit from a number of competitive advantages over producers outside of Canada, including favorable Canadian tax and other business incentives.  We believe we will continue to qualify for these tax and business incentives.

We are a modular company, with personnel able to handle production, post-production and almost all of the other aspects of the production and distribution process.  We retain the services and facilities of third parties as necessary and appropriate to each production.

We have offices in Vancouver, British Columbia, Toronto, Ontario, Los Angeles, California and London, England. Our principal executive office and registered office is located at 124 Merton Street, Suite 407, Toronto, Ontario M4S 2Z2, telephone number (416) 487-0377.

RECENT DEVELOPMENTS

Business Acquisitions

On April 13, 2006, the Company entered into a binding letter of agreement, as amended on July 7, 2006, to acquire all of the outstanding shares of Castle Hill Productions Inc. and Dream LLC, which hold the rights to a library of approximately 500 films with a stated minimum purchase price of US$8,000,000, which is subject to be increased upon completion of the purchase documentation.  The closing of the acquisition has been extended to September 30, 2006.

On August 1, 2006, the Company entered into a financing agreement for a US$20 million senior secured revolving credit facility with the interest rate based upon either the bank’s Adjusted LIBO Rate plus 2.5% per annum or the bank’s Alternate Base Rate plus 1.5% per annum.  The credit facility matures on July 31, 2010.

RISK FACTORS

You should carefully consider these risk factors and the other information in this prospectus and our filings with the Securities and Exchange Commission, including our Annual Report on Form 20-F for the year ended August 31, 2005, which is incorporated in this prospectus by reference, and the other documents incorporated by reference in this prospectus, before making investment decisions involving our common shares. The risks described below are not the only ones facing Peace Arch. Additional risks we are not presently aware of or that we currently believe are immaterial may also impair our business operations.

We may be delisted from the American Stock Exchange (AMEX)

On February 10, 2004, we had received notice from AMEX indicating that we were in breach of AMEX’s continued listing standards of maintaining a shareholders’ equity value greater than US$2,000,000 and sustaining losses in two of our three most recent fiscal years; and in breach of maintaining a shareholders’ equity value greater than US$4,000,000 and sustaining losses from continuing operations and/or net losses in three out of our four most recent fiscal years, all as set forth in Section 1003(a)(i) and Section 1003 (a)(ii) respectively, of the AMEX Company Guide.

Over the past two fiscal years we have increased our shareholders’ equity through a combination of an equity issuance and reported profitability for the year ended August 31, 2005.

For the nine months ended May 31, 2006, we reported a net loss of $1,881,000.  We increased our capital stock by $2,793,000 through the issuance of common shares and the exercise of 2,661,929 Series II

Preference Share warrants so that the total of our shareholders’ equity remains in excess of US$8,000,000, thereby complying with the AMEX listing standard of maintaining equity greater than US$4,000,000. There is no guarantee that we will be able to continue reporting profitability and that our shareholders’ equity will not decrease again below the AMEX threshold amount. If we incur losses and the losses are significant enough that our shareholders’ equity value declines below the AMEX threshold we could, once again, be in breach of the AMEX listing requirements, which could result in our shares being delisted from the AMEX.

We have had losses, and we cannot assure future profitability

We cannot assure you we will be able to operate profitably. In four of our last five years we have reported losses. We reported profit of $1,449,000 for the year ended August 31, 2005, which was primarily the result of a $2,560,000 one time gain on the settlement of obligations and a $679,000 foreign exchange gain.  For the nine months ended May 31, 2006 we reported a loss of $1,881,000. If we continue to have losses in the future, we may not be able to generate positive cash flows sufficient to finance continuing activities. Our inability to meet those needs could have a material adverse effect on our business, results of operations and financial condition.

Our success depends on factors in the motion picture and television industry.

The business of producing and distributing film and television programming is highly competitive and involves a substantial degree of risk. Revenues derived from the production and distribution of film and television programming depend primarily upon acceptance by the public, which is difficult to predict. Each film and television program is an individual artistic work, and unpredictable audience reactions primarily determine commercial success. Generally, the popularity of our productions depends on many factors, including the critical acclaim they receive, the actors and other key talent, their genre and their specific subject matter. The commercial success of our productions also depends upon the quality and acceptance of productions that our competitors release into the marketplace at or near the same time, the availability of alternative forms of entertainment and leisure activities, general economic conditions and other tangible and intangible factors, many of which we do not control and all of which may change. We cannot predict the future effects of these factors with certainty, any of which factors could have a material adverse effect on our business, results of operations and financial condition. Some or all of our proprietary film and television programs may not be commercially successful, resulting in Peace Arch’s failure to recoup its investment or realize its anticipated profits.

Our revenues and results of operations may fluctuate significantly.

Results of operations for any period depend on a number of factors such as on the number of film and television programs that are delivered, the price at which Peace Arch is able to sell them and when the cost of the productions are within budget.  Consequently, results may vary from period to period, and the results of any one period may not indicate results for future periods. In particular, results of operations in any period depend to a large extent upon our production and delivery schedule for television programs and motion pictures.  As a result of the production cycle, our revenues are not recognized evenly throughout any given year.  Cash flows may also fluctuate and may not directly correspond with revenue recognition.

Our business requires a substantial investment of capital.

Our ability to maintain and expand our development, production and distribution of proprietary programming and to cover our general and administrative expenses depends upon our ability to obtain financing through equity financing, debt financing (including credit facilities) or the sale or syndication of some or all of our interests in certain projects or other assets.  If our access to existing credit facilities is not available, and if other funding does not become available to replace existing credit facilities should they not be available, there could be a material adverse effect on our business.

We are subject to risks associated with possible acquisitions, business combinations, or joint ventures.

From time to time we engage in discussions and activities with respect to possible acquisitions, business combinations, or joint ventures intended to complement or expand our business.  We may not realize the anticipated benefit from any of the transactions we pursue.  Regardless of whether we consummate any such transaction as well as the integration of the acquired business could require us to incur significant costs and cause diversion of management’s time and resources.  Events and circumstances subsequent to such transaction could also result in impairment of goodwill and other intangibles, development write-offs and other related expenses.  Any of the foregoing could have a material adverse effect on our business, results of operations and financial condition.

We may be unable to comply in a timely manner with the requirements of the Sarbanes-Oxley Act relating to the assessment by us of the effectiveness of our internal controls over financial reporting, and our assessment may identify material weaknesses and may result in an attestation with an adverse opinion from our auditors, each of which could adversely affect our reputation and share price.

Section 404 of the Sarbanes-Oxley Act 2002 and related regulations presently requires that for the year ended August 31, 2007, we will be required to perform an evaluation of our internal controls over financial reporting and have our auditors attest to such evaluations on an annual basis.  We have been and still are evaluating our internal control systems to allow our management to report on, and our auditors to attest to our internal control over financial reporting. As a result, we have incurred additional expenses in fiscal 2006 and a diversion of our management’s time.  The SEC has proposed an extension of the compliance date for non-accelerated foreign private issuers to the first fiscal year following December 15, 2007.  This proposal has not been finalized as of the date of this document.

There can be no assurance that we will complete the necessary work to comply with all aspects of Section 404 and related regulations in a timely manner.

Weaknesses in our internal controls over financial reporting may cause us to be unable to prevent or detect material misstatements in a timely manner. Any failure to implement required new or improved controls, or difficulties encountered in their implementation, could cause us to fail to meet our reporting obligations. If the assessment of our internal control over financial reporting identifies material weaknesses that must be disclosed, we may receive an attestation with an adverse opinion from our auditors as to the adequacy of our internal control over financial reporting. Furthermore, potential acquisitions of businesses that are currently not in compliance with Section 404 requirements could lead to disclosures on currently unforeseen deficiencies in our internal control over financial reporting. This could adversely affect our ability to comply with business combinations accounting procedures in preparing our consolidated financial results. Each of these consequences could reduce the market’s confidence in our financial statements and negatively affect the price of our shares.

While we believe that we will be able to meet the required deadlines, no assurance can be given that this will be the case.  If we fail to complete this evaluation within the required time frame, or fail to remedy any identified material weakness or if our auditors render an adverse attestation, we may be subject to regulatory scrutiny and loss of public confidence in our internal controls.  All of these factors may cause our stock price to decline.

The potential for budget overruns and other production risks are difficult to predict

Actual production costs may exceed budget, perhaps significantly, due to factors within or beyond our control.  These factors may delay or prevent completion of a production.  If there are significant cost overruns, we may have to seek additional financing to complete the production.  Financing on terms acceptable to us may not be available.  We may be unable to recoup the additional costs, which could have a material adverse impact on operating results and liquidity.  Productions are bonded and, if necessary, calling upon the bonder to complete can mitigate any significant cost overrun or risk of completion.

We rely on a few key customers

Revenue of Peace Arch is generated in part due to production activities in numerous countries.    We have several primary customers who purchase distribution rights to the filmed product we sell.  We also have several large customers through which we distribute our home entertainment product. The percentages of total revenues from each primary customer can be seen in our Annual Report on Form 20-F for the year ended August 31, 2005 incorporated herein by reference and our consolidated financial statements and Management  Discussion & Analysis filed on Form 6K on August 31, 2006 (Film No. 061068148) for the period ended May 31, 2006.

Sales of outstanding shares may hurt our stock price.

A substantial number of our outstanding shares are held by a relatively small number of shareholders. There will be 42,422,919 common shares, including 1,769,000 shares issuable upon exercise of warrants, 8,695,654 shares issuable upon conversion of preferred shares and 649,600 shares issuable upon exercise of stock options, outstanding as of August 28, 2006, eligible for sale after the effective date of this prospectus.     If the warrants and stock options that are registered in this prospectus and the underlying common shares sold, the market price for our common shares could fall substantially if our selling shareholders sell our common shares in the public market.  In addition, such sales may create the perception by the public of difficulties or problems with our products and services or management.  Sales of these shares could also make it more difficult for us to sell equity or equity-related securities in the future at a time and price that we deem reasonable or appropriate.

Management’s forecasts for future revenues supporting film book values may not be achieved.

Investments in film and television programming are amortized against revenues in the ratio that current revenues bear to management’s estimate of ultimate revenues for each program pursuant to the Statement of Position (“SOP-002”) issued by the Accounting Standards Executive Committee of the American Institute of Certified Public Accountants.  As a result of our policy we typically amortize a minimum of 80% of the costs over a three-year period.  Management periodically reviews its estimates and adjusts the amortization of our programming accordingly.  In the event that management should determine that the capitalized costs for a program exceed its fair value, capitalized costs would be written down in the current period, resulting in a corresponding decrease in earnings.

We could lose certain benefits by failing to meet certain government incentive programs

We currently finance a portion of our production budgets through Canadian and United States government agencies and incentive programs, including federal and provincial tax credits, as well as through similar international arrangements in the case of our international co-productions.  These tax credits combined can represent approximately 20% of an individual production budget.  We will continue to qualify for these tax credits if, among other things, Canadians beneficially own or control a majority of the voting rights of Peace Arch. If Canadians fail to beneficially own or control a majority of our voting rights at any time, we could lose such tax incentives and the costs of our productions would increase substantially. Canadian law requires Canadian conventional, specialty, pay and pay-per-view television services to devote a certain amount of their programming schedules, including prime time, to Canadian productions. If we fail to qualify as a Canadian producer, it would be more difficult to obtain time slots in Canada for our programming, a "slot" being a broadcast time period for a program. We believe we will continue to qualify as a Canadian producer for this purpose as long as, among other things, Canadians beneficially own or control a majority of our voting rights. These incentive programs, including federal and provincial tax credit programs, may be amended or eliminated in the future, which could result in a material increase in the effective cost of our productions. The loss or elimination of these tax and business incentives would have a material adverse effect on our results of operations and financial condition.

We are smaller and less diversified than many of our competitors.

Although we are an independent distributor and producer, we compete with major U.S. and international studios. Most of the major U.S. studios are part of large diversified corporate groups with a variety of other operations, including television networks and cable channels that can provide both means of distributing their products and stable sources of earnings that may allow them better to offset fluctuations in the financial performance of their film and television operations. In addition, the major studios have more resources with which to compete for ideas, storylines and scripts created by third parties as well as for actors, directors and other personnel required for production. The resources of the major studios may also give them an advantage in acquiring other businesses or assets, including film libraries, that we might also be interested in acquiring.  The foregoing could have a material adverse effect on our business, results of operations and financial condition.

Our revenues and results of operations are vulnerable to currency fluctuations.

Peace Arch receives a portion of its revenues from U.S. and international sources in U.S. dollars while its operating costs and production costs of film and television programming is primarily denominated in Canadian dollars.  Accordingly, results of operations can be affected by fluctuations in the U.S. dollar exchange rate.  The results of these fluctuations may be material.  To date, we have not entered into any material currency hedging instruments.  In addition, we have not maintained significant amounts of U.S. dollar balances in order to reduce the risk of exchange rate fluctuations.

Our revenues and results of operations are subject to interest rate fluctuations.

Peace Arch borrows funds from banks and other financial institutions to finance the production costs of its film and television programming that is generally incurred in advance of contracted receipts and revenues from these programs.  These loans usually bear interest at rates that change as market interest rates fluctuate.   A rise in interest rates would cause an increase in costs to produce film and television programs and an adverse effect on our results of operations and financial condition.

The loss of key personnel could adversely affect our business.

Our success depends to a significant degree upon the services of certain key personnel, particularly Gary Howsam, our Chief Executive Officer. Because we are a relatively small company, these members of management are involved in many aspects of the production process and virtually all significant decisions are made or significantly influenced by these individuals. The loss of the services of any one or more of our key personnel could have a material adverse effect on our business. Although we have obtained and intend to maintain "key man" life insurance coverage with respect to these personnel, there is no assurance that the proceeds would be sufficient to compensate fully for the loss of the services of any of these individuals if they were to die. The loss of services of any of these employees could have a material adverse effect on our business, results of operations or financial condition.

We could be adversely affected by strikes or other union job actions.

The film and television programming produced by us generally employ actors, writers and directors who are members of the Screen Actors Guild, Writers Guild of America and Directors Guild of America, respectively, pursuant to industry-wide collective bargaining agreements. The collective bargaining agreement with the Writers Guild of America was successfully renegotiated and became effective as of November 1, 2004 for a term of three years. The collective bargaining agreements with the Screen Actors Guild and Directors Guild of America were each successfully renegotiated and became effective as of July 1, 2005 for a term of three years. Many productions also employ members of a number of other unions, including, without limitation, the International Alliance of Theatrical and Stage Employees, the Teamsters and the Alliance of Canadian Cinema, Television and Radio Artists. A strike by one or more of the unions that provide personnel essential to the production of motion pictures or television programs could delay or halt our ongoing production activities. Such a halt or delay, depending on the length of time, could cause a delay or interruption in our release of new motion pictures and television programs, which could have a material adverse effect on our business, results of operations or financial condition.

Piracy of motion pictures, including digital and internet piracy may reduce the gross receipts from the exploitation of our films.

Motion picture piracy is extensive in many parts of the world, including South America, Asia, the countries of the former Soviet Union and other former Eastern bloc countries. Additionally, as motion pictures begin to be digitally distributed using emerging technologies such as the internet and online services, piracy could become more prevalent, including in the U.S., because digital formats are easier to copy. As a result, users can download and distribute unauthorized copies of copyrighted motion pictures over the internet. In addition, there could be increased use of devices capable of making unauthorized copies of motion pictures. As long as pirated content is available to download digitally, many consumers may choose to download such pirated motion pictures rather than pay for motion pictures. Piracy of our films may adversely impact the gross receipts received from the exploitation of these films, which could have a material adverse effect on our business, results of operations or financial condition.

We face additional risks from doing business internationally.

We distribute our film and television programming outside the United States and Canada through third party licensees and derive revenues from these sources. As a result, our business is subject to certain risks inherent in international business, many of which are beyond our control. In addition to the currency fluctuation risks described above, these additional risks include: changes in local regulatory requirements, including restrictions on content; changes in the laws and policies affecting trade, investment and taxes (including laws and policies relating to the repatriation of funds and to withholding taxes); differing degrees of protection for intellectual property; instability of foreign economies and governments; cultural barriers; and wars and acts of terrorism. Any of these factors could have a material adverse effect on our business, results of operations or financial condition.

Protecting and defending against intellectual property claims may have a material adverse effect on our business.

Our ability to compete depends, in part, upon successful protection of our intellectual property. We do not have the financial resources to protect our rights to the same extent as major studios. We attempt to protect proprietary and intellectual property rights to our productions through available copyright and trademark laws and licensing and distribution arrangements with reputable international companies in specific territories and media for limited durations. Despite these precautions, existing copyright and trademark laws afford only limited practical protection in certain countries. We also distribute our products in other countries in which there is no copyright and trademark protection. As a result, it may be possible for unauthorized third parties to copy and distribute our productions or certain portions or applications of our intended productions, which could have a material adverse effect on our business, results of operations or financial condition.

Litigation may also be necessary in the future to enforce our intellectual property rights, to protect our trade secrets, or to determine the validity and scope of the proprietary rights of others or to defend against claims of infringement or invalidity. Any such litigation could result in substantial costs and the diversion of resources and could have a material adverse effect on our business, results of operations or financial condition. We cannot assure you that infringement or invalidity claims will not materially adversely affect our business, results of operations or financial condition. Regardless of the validity or the success of the assertion of these claims, we could incur significant costs and diversion of resources in enforcing our intellectual property rights or in defending against such claims, which could have a material adverse effect on our business, results of operations or financial condition.

Because we are a Canadian corporation, it may be difficult to sue us or to enforce a judgment against us

We are a Canadian corporation with our principal place of business in Toronto, Ontario.  Substantially all of our directors and executive officers and some of the experts named in this report are not residents of the U.S. and virtually all of the assets of these persons and substantially all of our assets are located outside the U.S.  As a result, it may not be possible for you to serve summons and complaints within the U.S. upon these persons or upon us.  Similarly, it may not be possible to enforce in U.S. courts, against such persons or against us, judgments of U.S. courts based upon civil liability provisions of the U.S. federal or state securities laws.  In addition, it may be difficult in Canadian courts for you, in original suits or in suits for the enforcement of judgments of U.S. courts, to enforce civil liabilities based upon U.S. federal or state securities laws against us or our directors or executive officers, or our experts.  We have appointed National Registered Agents, Inc. of Washington, D.C., to act as agent for service of process in any action in any U.S. federal or state court brought against us under the securities laws of the U.S.

USE OF PROCEEDS

The selling shareholders will receive all of the proceeds from the sale of common shares offered by this prospectus. Peace Arch would be entitled to receive the proceeds from the sale of 222,689 common shares held by a 100% owned subsidiary.  Peace Arch will not receive any of the proceeds from the disposition of the remaining common shares covered by this prospectus.

If any of the common share purchase warrants, any of the remaining 1,685,898 outstanding Series II Preference Share warrants or any of the stock options issued to affiliates pursuant to the Stock Option Plan (Amended as of February 8, 2006) are exercised, we will receive the exercise price of such warrants or options, as applicable.  The maximum aggregate exercise price for such warrants is approximately US$842,949 and for the options approximately Cdn$452,768, which will be used for general working capital purposes consistent with our business strategy.  The selling shareholders are under no obligation to exercise the warrants and there can be no assurance that the selling shareholders will do so.  If any of the convertible preferred shares are converted to common shares, we will not receive any proceeds as a result of such conversion.

CAPITALIZATION AND INDEBTEDNESS

The following table sets forth our consolidated capitalization as of May 31, 2006 and as of May 31, 2006 adjusted for securities issued to August 28, 2006.

This table should be read in conjunction with our May 31, 2006 consolidated financial statements and notes in our 6-K filing of August 31, 2006 (Film No. 061068148) incorporated by reference herein

(in thousands of Canadian dollars)	Actual As at May 31, 2006 (unaudited)	May 31, 2006 As adjusted for securities Issued to August 28, 2006 (unaudited)	Proforma August 28, 2006 (note 1) (unaudited)

Secured indebtedness
Production loans	$21,985	$21,985	$21,985
Term loan	3,447	-	-
Acquisition payable	4,202	-	-
Revenue guarantee obligation	20,632	20,632	20,632
Total secured indebtedness	50,266	42,617	42,617

Shareholder Equity:
Common shares unlimited authorized, 23,587,332 outstanding, and 31,308,665 as adjusted.	9,510	18,078	25,487
Preference shares issuable in Series, unlimited authorized, 4,347,827 Series I outstanding, 2,661,929 Series II outstanding	1,656 1,940	1,656 1,940	- -
Contributed surplus	3,096	3,108	2,452
Warrants	269	542	-
Other paid-in capital	680	680	680
Deficit (as at May 31, 2006)	(6,350)	(6,350)	(6,350)
Total Shareholder Equity	10,801	19,654	22,269

Total capitalization	$61,067	$62,271	$64,886

The adjustments to the May 31, 2006 balances reflect (i) the issuance of 7,721,333 common shares, for net proceeds of $8,568,000, which were used to repay the term loan and acquisition payable, (ii) the issuance of 269,000 warrants and (iii) the grant of 175,000 stock options.

1.

After giving effect to the exercise of the 1,769,000 warrants, the 649,600 stock options and the 8,695,654 Preference Shares to common shares of the Company.  Conversion of US$ to Cdn$ is at the closing rate of exchange of $1.111 on August 28, 2006.

SHARE CAPITAL

Shares

Authorized:

Unlimited Common Shares without par value.

Unlimited Preference Shares, issuable in series without par value.

Issued and fully paid:

	Common			Preferred Series I		Preferred Series II	Total
	Number of shares	Amount $	Number of shares	Amount $	Number of shares	Amount $	Amount $

Balance - August 31, 2003	17,283,677	35,887	-	-	-	-	35,887
Issued for cash on exercise of stock options	-	-	-	-	-	-	-
Converted from separate classes to Common Shares	125,000	38	-	-	-	-	38
Issued in escrow	3,489,814	3,838	-	-	-	-	3,838

Shares issued - August 31, 2004	20,898,491	39,763	-	-	-	-	39,763
Shares held in escrow	(3,489,814)	(3,838)	-	-	-	-	(3,838)

Balance - August 31, 2004	17,408,677	35,925	-	-	-	-	35,925

Issued for shares for services	280,813	169	-	-	-	-	169
Issued for cash - July 29, 2005	-	-	4,347,827	1,656	-	-	1,656
Reduction in paid-up capital	-	(29,707)	-	-	-	-	(29,707)
Shares issued from escrow - settlement of Fremantle obligation	2,930,792	1,846	-	-	-	-	1,846

Balance – August 31, 2005	20,620,282	8,233	4,347,827	1,656	-	-	9,889

Exercise of Series II Preference Warrants	-	-	-	-	2,661,929	1,516	1,516
Allocation of warrant fair value on exercise of Series II Preference Warrants	-	-	-	-	-	424	424

Shares issued in respect of kaBOOM acquisition	1,764,118	800	-	-	-	-	800

Shares issued in settlement of financing fees	245,291	108	-	-	-	-	108
Shares issued in settlement of dividends payable	178,620	97	-	-	-	-	97
Shares issued from escrow – settlement of Comerica obligation	215,000	157	-	-	-	-	157
Shares issued for cash on exercise of stock options	220,000	115	-	-	-	-	115

Balance – May 31, 2006	23,243,643	9,510	4,347,827	1,656	2,661,929	1,940	13,106

Shares issued in June 7th private placement	7,500,000	8,305	-	-	-	-	8,305
Shares issued for cash on exercise of stock options	221,333	263	-	-	-	-	263

Balance – August 28, 2006	30,964,976	18,078	4,347,827	1,656	2,661,929	1,940	21,674
Shares held in escrow	343,689	306

In January 2003 we acquired a portfolio of assets owned and controlled by CPC Communications Inc. (“CPC”) of Toronto, Canada, and/or its subsidiaries for $2.5 million, the consideration being the issuance of 8,333,333 of our Class B Subordinate Voting Shares at a price of $0.30 per share (the “Asset Acquisition”).  CPC was a private company which was controlled by the family of Gary Howsam.  Mr. Howsam was a shareholder, director and officer of the Company.  The assets included “Film Production Company Assets” as defined below and certain assigned receivables of CPC (the “Assets”).

The Film Production Company Assets we acquired from Greenlight Film and Television Inc., a wholly owned subsidiary of CPC (“Greenlight”) included five films held by single purpose companies that qualify as Canadian content as determined by the Canadian Radio-television and Telecommunications Commission, four of which were produced under tax treaties between Canada and the UK.  The films had aggregate Canadian budgets of approximately $22.8 million.  The five companies were wholly owned by Greenlight and their feature films are described as follows:

1.

GFT Crime Spree Films Inc. was the producer of a feature film “Crime Spree”, a caper comedy starring Gerard Depardieu and Harvey Keitel, and directed by Brad Mirman.

2.

GFT Absolon Films Inc. was the producer of a feature film “Absolon”, a futuristic thriller starring Christopher Lambert and Lou Diamond Philips.

3.

GFT Rough Rider Films Inc. was the producer of “Partners in Action”, an action thriller starring Armand Assante and directed by Sidney J. Furie.

4.

GFT Detention Films Inc. was the producer of “Detention”, an action thriller starring Dolph Lundgren and directed by Sidney J. Furie.

5.

GFT Limit Films Inc. was the producer of “The Limit”, a suspense film starring Lauren Bacall and Claire Forlani and directed by Lewin Webb.

The above single purpose production companies (collectively the “Prodcos”) owned majority copyright and certain residual rights to the above noted feature films.  Prior to closing of the Asset Acquisition, CPC had agreed to transfer 100% of the shares of the Prodcos to Peace Arch Motion Pictures Inc. (“PAMP”) and upon closing of the Asset Acquisition we acquired 100% of the shares of PAMP.

Warrants

On June 7, 2006, in connection with a private placement, we issued 269,000 broker warrants to Westwind Capital Inc. for their services acting as lead agent in Canada for the private placement.  Each warrant is exercisable for one common share in the capital of Peace Arch at any time 48 months from the closing date of the private placement at an exercise price of Cdn$1.21.

On May 25, 2006, 726,032 Series II Preference Share warrants were exercised at a subscription price of US$0.50 per share for total proceeds of US$363,016.

On April 26, 2006, 500,000 Series II Preference Share warrants were exercised at a subscription price of US$0.50 per share for total proceeds of US$250,000.

On February 7, 2006, 1,500,000 common share purchase warrants were issued to Trilogy Capital Partners Inc. (Trilogy) for the development and implementation of a proactive marketing program.  The warrant entitles the holder to purchase from Peace Arch at any time prior to February 6, 2009, one share of the common stock of Peace Arch at an exercise price of US$0.54 per share.  The warrants shall vest and become exercisable as follows (a) 1,000,000 warrants vested on February 7, 2006; and (b) 500,000 warrants vest on February 8, 2007 provided that Trilogy’s engagement pursuant to the Letter of Engagement dated February 7, 2006 shall not have been terminated other than termination by Trilogy as a result of breach by the Company.

On December 30, 2005, 1,435,897 Series II Preference Share warrants were exercised at a subscription price of US$0.50 per share for total proceeds of US$717,948.

On July 29, 2005, in connection with a private placement, we issued 4,347,827 Series II Preferred Share warrants.  Each warrant is convertible into one Series II Preference Share of Peace Arch at a price of US$0.50 at any time up to July 29, 2009.

Dividends

The Preference Shares shall be entitled to priority over the Common Shares and over any other shares of Peace Arch ranking junior to the Preference Shares with respect to the payment of dividends (and in the distribution of assets in the event of the liquidation, dissolution or winding-up of Peace Arch, whether voluntary or involuntary, or any other distribution of the assets of Peace Arch among its shareholders for the purpose of winding up its affairs. The Preference Shares of any series shall be given such other preferences and rights over the Common Shares and over any other shares ranking junior to the Preference Shares as may be determined in the case of such series of Preference Shares. No rights, privileges, restrictions or conditions attached to a series of Preference Shares shall confer upon a series a priority over any other series of Preference Shares in respect of dividends or return of capital in the event of the liquidation, dissolution or winding-up of Peace Arch).  Each preference share carries a 10%

cumulative annual dividend.

Subject to any preferences and rights of the holders of the Preference Shares (including without limitation any preferences or rights attached to any existing or future series of Preference Shares) and any other shares ranking senior to the Common Shares with respect to priority in the payment of dividends, the holders of Common Shares shall be entitled to receive dividends, and we shall pay dividends thereon, as and when declared by our board of directors in such amount and in such form as our board of directors may from time to time determine, and all dividends which our board of directors may declare on the Common Shares shall be declared and paid in equal amounts per share on all Common Shares at the time outstanding.

Stock Options

An aggregate of 5,851,133 common shares are reserved for issuance pursuant to our Share Option Plan (Amended as of February 8, 2006)( the Plan).

We offer our common shares at no par value, pursuant to awards in the form of stock options under the Plan.  The purpose of the Plan is to advance the interests of the Company by encouraging equity participation in the Company through acquisition of Common Shares by directors, officers, employees and consultants of the Company.

The original Plan was adopted by Peace Arch on July 19, 1997 and was amended on July 14, 1999, February 22, 2001 and January 31, 2003. The current version of the Plan was adopted by the Board of Directors (the “Board”) as of November 29, 2005 and became effective as of the date it was approved by the shareholders of the Company and the Toronto Stock Exchange, the American Stock Exchange, or any securities regulatory body or stock exchange having jurisdiction over the securities of the Company.

On May 30, 2006, Peace Arch filed a Registration Statement on Form S-8 (Registration Statement No. 333-134552) with the U.S. Securities and Exchange Commission registering an aggregate of 4,586,154 common shares, no par value, of the Corporation issuable upon the exercise of options granted under the Plan.

MEMORANDUM AND ARTICLES OF ASSOCIATION

Incorporated by reference from our Annual Report filed on Form 20-F dated August 31, 2005.

EXCHANGE CONTROLS

Incorporated by reference from our Annual Report filed on Form 20-F dated August 31, 2005.

TAXATION

Incorporated by reference from our Annual Report filed on Form 20-F dated August 31, 2005.

MARKET PRICE HISTORY OF OUR COMMON SHARES

Prior to March 10, 2004 we had two classes of shares outstanding: Class A Multiple Voting Shares having ten (10) votes each and Class B Subordinate Voting Shares having one (1) vote each. Effective March 10, 2004, the share capital was restructured such that all authorized and outstanding Class A Shares and Class B Shares were reconstituted as common shares share having one (1) vote each, on the basis of one common for each Class A or Class B Share.   Except where indicated, all information in this prospectus assumes this reconstitution of Class A Shares and Class B Shares into common shares effective March 10, 2004.  For simplicity, in this prospectus the Class A Shares and Class B shares are collectively referred to as common shares except where the context otherwise requires.

Our Class A Multiple Voting Shares and Class B Subordinate Voting Shares historically traded on the TSX under the symbols PAE.A and PAE.B respectively.  Our Class B Subordinate Voting Shares also historically traded on the AMEX under the symbol PAE.

Following the share reclassification described above, effective March 16, 2004, our common shares traded on the TSX under the symbol “PAE.LV” and on AMEX under the symbol “PAE”.  Effective June 14, 2006, our TSX symbol no longer carried the prefix .LV.

Information regarding the price history of the stock to be offered or listed shall be disclosed as follows: (a) for the five most recent full financial years: the annual high and low market prices; (b) for the two most recent full financial years and any subsequent period; the high and low market prices for each full financial quarter; and (c) for the most recent six months; the high and low market prices for each month.

STOCK TRADING ACTIVITY
	TSX						AMEX
	(amounts in CAD)						(amounts in USD)
	Class A		Class B		Common		Class B		Common
	High	Low	High	Low	High	Low	High	Low	High	Low
Annual
Year ending Aug 31, 2001	5.50	2.60	5.25	3.27			3.57	2.11
Year ending Aug 31, 2002	1.68	0.25	1.72	0.25			1.72	0.16
Year ending Aug 31, 2003	0.75	0.15	1.07	0.11			1.04	0.17
Year ending Aug 31, 2004					2.65	0.85			1.98	0.72
Year ending Aug 31, 2005					1.15	0.41			0.95	0.38
Quarterly
Year ending Aug 31, 2004
First Quarter	1.75	0.60	1.85	0.72			1.48	0.53
Second Quarter	1.20	0.90	1.31	0.85			1.06	0.57
Third Quarter					2.50	0.90			1.68	0.72
Fourth Quarter					2.65	0.85			1.98	0.75

Year ending Aug 31, 2005
First Quarter					1.15	0.60			0.95	0.45
Second Quarter					1.05	0.50			0.88	0.40
Third Quarter					0.72	0.50			0.60	0.40
Fourth Quarter					0.99	0.41			0.85	0.38
Monthly
February-06					0.70	0.58			0.57	0.49
March-06					0.78	0.41			0.67	0.46
April-06					1.14	0.71			0.98	0.62
May-06					1.78	0.90			1.69	0.86
June-06					1.99	1.25			1.57	1.10
July-06					1.60	1.15			1.50	1.00

Our common shares are issued in registered form and the following information is from our registrar and transfer agent, CIBC Mellon Trust Company, located in Toronto, Ontario, Canada.

As at August 28, 2006, the shareholders’ list for our shares showed 257 registered common shareholders and 31,308,665 common shares outstanding.  Of these shareholders, 41 holders of common shares were U.S. residents, owning 8,053,281 common shares representing 25.72% of the issued and outstanding shares.  As at August 28, 2006, there were 4,347,827 Series I Preference Shares outstanding of which 2 holders were U.S. residents owning 2,391,306 Series I Preference Shares representing 55% of the issued and outstanding shares in that class.  As at August 28, 2006, there were 2,661,929 Series II Preference Shares outstanding of which 2 holders were U.S. residents owning 814,103 Series II Preference Shares representing 30.6% of the issued and outstanding shares in that class.

SELLING SHAREHOLDERS

The following table sets forth the name and address of each selling shareholder, the number of common shares that each selling shareholder beneficially owned prior to the commencement of this offering and the number of common shares that may be offered by each selling shareholder.  The table assumes that we have issued all of the common shares that are reserved for issuance to the selling shareholders.  Other than as set forth below, the selling shareholders do not hold any other position or office and have not had any other material relationship with us, or any of our predecessors or affiliates, during the past three years.

The selling shareholders may sell all, some or none of the common shares covered by this prospectus. In addition, the selling shareholders identified below may have sold, transferred or otherwise disposed of all or a portion of their common shares in transactions exempt from the registration requirements of the Securities Act of 1933 since the date on which they provided the information regarding their equity ownership. In certain cases, where such selling shareholders have provided us with such information, it is reflected in the table below.

The table below sets forth information as of August 28, 2006.  The percentage indicated for each selling shareholder is based on 42,422,919 common shares issued and outstanding and reserved for future issuance as of August 28, 2006.  As of August 28, 2006, 649,600 common shares are reserved for issuance upon exercise of stock options issued to affiliates of Peace Arch Entertainment Group Inc.  As of August 28, 2006, 1,300,000 common shares are reserved for issuance upon exercise of warrants issued to Trilogy Capital Partners Inc., 150,000 common shares reserved for issuance upon exercise of warrants issued to MBA Holdings, LLC, 50,000 common shares are reserved for issuance upon exercise of warrants issued to Ibis Consulting Group, 269,000 common shares are reserved for issuance upon exercise of warrants issued to Westwind Partners Inc., and 1,685,898 common shares are reserved for issuance upon conversion of preference shares which are issuable upon exercise of warrants.  All information concerning beneficial ownership is to the best of Peace Arch’s belief. The table assumes that all common shares being offered by the selling shareholders pursuant to this prospectus are ultimately sold in the offering.

	Common Shares Owned Before Offering		Common Shares Being Offered(1)	Common Shares Owned After Offering
Name of Shareholder	Number	Percentage		Number	Percentage

CPC Communications Inc.(2) 407-124 Merton Street, Toronto, ON	6,833,333	15.7%	6,833,333	6,833,333	15.7%
Jasmin Publishing Inc. Ste 202 55 York Street Toronto, ON	1,250,000	2.9%	1,250,000	1,250,000	2.9%
Rosebud Ltd. 55 Mathersfield Drive, Toronto, ON	1,250,000	2.9%	1,250,000	1,250,000	2.9%
Evergreen Entertainment Corp.(3) 202-100 Front Street East, Toronto, ON	1,250,000	2.9%	1,250,000	1,250,000	2.9%
Marwick Investments Inc. 202-100 Front Street East, Toronto, ON	1,250,000	2.9%	1,250,000	1,250,000	2.9%
Peace Arch Project Development Corp. (12) 1710 Columbia Street, 2nd Floor Vancouver, BC	222,689	*	222,689	222,689	*
KirwanGier 420 Lexington Avenue, Ste. 2220 New York, NY	30,600	*	30,600	30,600	*
Margaret Johns 645 5th Avenue, 8th Floor New York, NY	5,000	*	5,000	5,000	*
Equitis USA, Inc. 875 West End, Ste. 15E New York, NY	6,750	*	6,750	6,750	*
Magna Securities Corp. 420 Lexington Avenue, Ste 2220 New York, NY	7,650	*	7,650	7,650	*
Drew and Jodi Craig (10) 45 Russell Hill Road Toronto, ON	3,894,312	9.2%	3,894,312	3,894,312	9.2%
526632 Ontario Corp. 217 Trentview Blvd. South Toronto, ON	447,313	1.0%	447,313	447,313	1.0%
Kerry McCluggage 1177 Parkview Ave. Pasadena, CA	2,472,625	5.8%	2,472,625	2,472,625	5.8%
Jeff Sagansky 53 East 80th Street New York, NY 10021	2,735,234	6.4%	2,735,234	2,735,234	6.4%

Assetone Investments Inc.(5) 161 Forest Hill Road Toronto, ON	217,390	*	217,390	217,390	*
FremantleMedia Ltd. 1 Stephen Street London, UK	2,931,125	6.9%	2,931,125	2,931,125	6.9%
National Financial Services LLC 200 Liberty Street One World Financial Ctr. New York, NY	215,000	*	215,000	215,000	*
Trilogy Capital Partners Inc.(6) 11726 San Vicente, Ste. 235 Los Angeles, CA	1,300,000	3.1%	1,300,000	1,300,000	3.1%
MBA Holdings, LLC 11726 San Vincent Blvd. Ste. 235 Los Angeles, CA	150,000	*	150,000	150,000	*
Ibis Consulting Group 4500 Campus Drive Newport Beach, California	50,000	*	50,000	50,000	*
David Meyerowitz, trustee of the BR Family Trust 338 Douglas Avenue Toronto, ON	1,033,058	2.4%	1,033,058	1,033,058	2.4%
Quest Capital Corp. Suite 300, 570 Granville St. Vancouver, BC	617,424	1.5%	617,424	617,424	1.5%
Middlemarch Partner Limited 94 Mount Street London, England	113,636	*	113,636	113,636	*
Stan Feingold 335 E. St. James Rd. North Vancouver, BC	18,124	*	18,124	18,124	*
Blair Reekie (7) 9871 Finn Road Richmond, BC	21,053	*	21,053	21,053	*
Dave Berenbaum 3280 Regent Street Richmond, BC	12,842	*	12,842	12,842	*
Jeffrey T. K Fraser Law Corporation 1550-1185 West Georgia St. Vancouver, BC	178,794	*	178,794	178,794	*

Resolute Partners, LP 106 Vine Avenue Highland Park, IL	500,000	1.2%	500,000	500,000	1.2%
Lawrence N. Goldstein 3008 Taylor Street Dallas, TX	75,000	*	75,000	75,000	*
Jack Goldstein and Dorothy Goldstein 2042 Mayfair McLean Court Falls Church, VA	75,000	*	75,000	75,000	*
Todd R. Wagner 3008 Taylor Street Dallas, TX	3,000,000	7.1%	3,000,000	3,000,000	7.1%
The Wiatt Living Trust c/o Starr & Co. 850 Third Ave., 15th Floor New York, NY	100,000	*	100,000	100,000	*
Nite Capital LP 100 East Cook Ave. Ste. 201 Libertyville, IL	265,000	*	265,000	265,000	*
UBS Global Asset Management (Canada) Acct# 011597001 161 Bay Street, Ste. 3900 CT Tower Toronto, ON	753,500	1.8%	753,500	753,500	1.8%
UBS Global Asset Management (Canada) Acct# 80-0158/2-1 161 Bay Street, Ste. 3900 CT Tower Toronto, ON	616,500	1.5%	616,500	616,500	1.5%
Lateral Management 5 Hazelton Avenue, Ste. 300 Toronto, ON	150,000	*	150,000	150,000	*
Hymie Negin 425 Walmer Road Toronto, ON	150,000	*	150,000	150,000	*
JLJR Investments Ltd. A/C 152400A 21 St. Clair Ave. E., Ste. 1000 Toronto, ON	115,000	*	115,000	115,000	*
Front Street Investment Management Inc. 87 Front Street E., Ste. 400 Toronto, ON	400,000	*	400,000	400,000	*

Gluskin Sheff & Associates Inc. BCE Place, 181 Bay Street, Ste. 4600 Toronto, ON	480,000	1.1%	480,000	480,000	1.1%
Mavrix 36 Lombard Street, Ste. 400 Toronto, ON	160,000	*	160,000	160,000	*
C.A. Delaney Capital Management Ltd. as Agents 161 Bay Street, Ste. 3130 Toronto, ON	395,000	*	395,000	395,000	*
Kees C. Van Winters 253 Dimveban Road Toronto, ON	50,000	*	50,000	50,000	*
Zoran Arandjelovic 150 Jardin Drive, Ste. 8 Concord, ON	15,000	*	15,000	15,000	*
Westwind Partners Inc.(8) 70 York Street, 10th Floor Toronto, ON	269,000	*	269,000	269,000	*
Gary Howsam (9)(10)(11) 46 Killdeer Crescent Toronto, Ontario	150,000	*	150,000	150,000	*
Mara Di Pasquale (9)(10)(11) 701 King Street West Toronto, Ontario	150,000	*	150,000	150,000	*
John Flock (9)(10)(11) 7838 West 83rd Street Playa del Rey, California	75,000	*	75,000	75,000	*
Juliet Jones (10)(11) 5717 Cranley Drive West Vancouver, BC	75,000	*	75,000	75,000	*
Robert Essery (10)(11) 1 Falling Brook Rd. Scarborough, ON	75,000	*	75,000	75,000	*
Nelson Thall (10)(11) 16 Rosemary Lane Toronto, ON	24,400	*	24,400	24,400	*
Drew Craig (10)(11) 45 Russell Hill Road Toronto, ON	75,000	*	75,000	75,000	*
Richard Watson (10)(11) 104 Balsam Avenue Toronto, ON	25,200	*	25,200	25,200	*

(1) Does not include an aggregate of 4,051,533 as at August 28, 2006, common shares reserved for issuance upon exercise of outstanding options.

(2) CPC Communications Inc., which is controlled by the family of Gary Howsam, provides executive services to Peace Arch pursuant to an agreement entered into in December 20, 2002.  Mr. Howsam is the Chief Executive Officer and Director of Peace Arch.

(3) Evergreen Entertainment Corp. is controlled by Richard Watson, who is the Corporate Secretary, Legal Counsel, and a Director of Peace Arch.

(4) Pension Financial Services (Canada) Inc. acts as custodian and hold for the benefit of Drew and Jodi Craig, who is the Chairman of our Board of Directors and related party to the Chairman of our Board of Directors.

(5) Assetone Investments Inc. is controlled by Michael Taylor, who is an executive of Peace Arch.

(6)  Trilogy Capital Partners Inc. is currently the Investor Relations firm engaged by Peace Arch Entertainment Group Inc.

(7)  Blair Reekie is the President of The Eyes Project Development Corp, a subsidiary of Peace Arch Entertainment Group Inc.

(8)  Westwind Partners Inc. was engaged by Peace Arch Entertainment Group Inc. to assist in raising bridge financing.

(9) Affiliate – Management of Peace Arch Entertainment Group Inc.

(10) Affiliate – Director of Peace Arch Entertainment Group Inc.

(11) Stock option granted to an affiliate.

(12) 100% owned by Peace Arch Entertainment Group.  Shares held in escrow by Richard Watson in Trust.

*  Less than 1% ownership.

PLAN OF DISTRIBUTION

The selling shareholders and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their common shares on any stock exchange (including the TSX and the AMEX), market or trading facility on which the shares are traded or in private transactions. In addition, the selling shareholders may use any one or more of the following methods when selling shares:

♦

ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

♦

block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

♦

purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

♦

an exchange distribution in accordance with the rules of the applicable exchange;

♦

privately negotiated transactions;

♦

settlement of short sales;

♦

broker-dealers may agree with the selling shareholders to sell a specified number of such shares at a stipulated price per share;

♦

a combination of any such methods of sale; and

♦

any other method permitted pursuant to applicable law.

These transactions may include block transactions or crosses. Crosses are transactions in which the same broker acts as an agent on both sides of the trade. If any such method of distribution takes the form of an underwritten offering, the selection of the underwriter by the selling shareholders shall be subject to the consent of Peace Arch.

In connection with sales of the common shares offered by this prospectus or otherwise, the selling shareholders may enter into hedging transactions with broker-dealers. These broker-dealers may in turn engage in short sales of the common shares in the course of hedging their positions. The selling shareholders may also sell the common shares short and deliver common shares to close out short positions, or loan or pledge common shares to broker-dealers that in turn may sell the common shares.

The common shares may be sold in one or more transactions at:

♦

fixed prices,

♦

prevailing market prices at the time of sale or prices related to prevailing market prices at the time of sale,

♦

varying prices determined at the time of sale, or

♦

negotiated prices.

The selling shareholders might not sell any or all of the common shares offered by it using this prospectus. The selling shareholders might instead transfer, devise or gift any common shares by other means not described in this prospectus. In addition, any common shares covered by this prospectus that qualify for sale pursuant to Rule 144 or Rule 144A of the Securities Act may be sold under Rule 144 or Rule 144A rather than pursuant to this prospectus.

Broker-dealers engaged by the selling shareholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling shareholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The selling shareholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

The aggregate proceeds to the selling shareholders from the sale of the common shares offered by this prospectus will be the purchase price paid for such securities, less discounts and commissions, if any. The selling shareholders reserve the right to accept and, together with their agents from time to time, reject, in whole or in part any proposed purchase of common shares to be made directly or through agents.

The selling shareholders may from time to time pledge or grant a security interest in some or all of the shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock from time to time under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933 amending the list of selling shareholders to include the pledgee, transferee or other successors in interest as selling shareholders under this prospectus.

The selling shareholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. If the selling shareholders are deemed to be underwriters, the selling shareholders may be subject to certain statutory liabilities, including, but not limited to, those under Sections 11, 12 and 17 of the Securities Act and Rule 10b-5 under the Exchange Act.  We have advised the selling shareholders of such potential liabilities.  To our knowledge, there are currently no plans, arrangements or understandings between the selling shareholders and any underwriter, broker-dealer or agent regarding the sale of the common shares offered hereby. In addition, each selling shareholder will be subject to the prospectus delivery requirements of the Securities Act, which may include delivery through the facilities of the AMEX under Rule 153 of the Securities Act.

Under the securities laws of some states, the common shares may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the common shares stock may not be sold unless the shares have been registered or qualified for sale in the state or an exemption from registration or qualification is available and is complied with.

Peace Arch anticipates that each selling shareholder will offer for sale all of the common shares that he, she, or it acquires. However, there can be no assurance that any selling shareholder will sell any or all of the common shares registered pursuant to the registration statement, of which this prospectus forms a part.

Each selling shareholder and any other person participating in such distribution will be subject to applicable provisions of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder, including, without limitation, Regulation M of the Exchange Act, which may limit the timing of purchases and sales of any of the shares of common stock by the selling shareholders and any other participating person. Regulation M may also restrict the ability of any person engaged in the distribution of the common shares to engage in market-making activities with respect to the common shares. All of the foregoing may affect the marketability of the shares of common stock and the ability of any person or entity to engage in market-making activities with respect to the common shares.  We have advised the selling shareholders that the anti-manipulative provisions of Regulation M promulgated under the Exchange Act may apply to their sales of the common shares offered hereby.

Pursuant to certificates provided to us by the selling shareholders and/or the registration rights provisions Peace Arch has entered into with the selling shareholders for the common shares, each of Peace Arch and the selling shareholders will be indemnified by the other against certain liabilities, including certain liabilities under the Securities Act, or will be entitled to contribution in connection with these liabilities.

Other than selling commissions and fees and stock transfer fees, we have agreed to pay all of the expenses of the registration of the common shares.

Once sold under the registration statement, of which this prospectus forms a part, the common shares will be freely tradable in the hands of persons other than our affiliates.

We may suspend the use of this prospectus for any period and at any time, including, without limitation, in the event of pending corporate developments, public filings with the SEC, and similar events.

EXPENSES OF THE ISSUE

We are required to pay all fees and expenses incident to the registration of the common shares, including the registration fees. Selling shareholders will pay any underwriting commissions and expenses, brokerage fees, transfer taxes and the fees and expenses of their attorneys and other experts. Set forth below are expenses to be paid by us in connection with distribution of the common shares being registered on behalf of the selling shareholders. All amounts shown are estimates except for the Securities Exchange Commission registration fees.

Securities and Exchange Commission registration fee	US$3,674.91
Accountants’ fees and expenses	10,000.00
Legal fees and expenses	10,000.00
Miscellaneous	500.00

Total	US$24,174.91

LEGAL MATTERS

Richard Watson, Toronto, Ontario, Canada, will pass on the validity of the shares offered under this prospectus.  Mr. Watson is a director of Peace Arch and a member of each of Peace Arch’s Executive/Corporate Governance Committee and Greenlight Committee.  As of August 28, 2006, Mr.

Watson beneficially owns 1,275,200 common shares of Peace Arch.   Mr. Watson is listed as a selling shareholder herein.

EXPERTS

The consolidated balance sheets as of August 31, 2005 and 2004, and the consolidated statements of earnings (loss), deficit and cash flows for each of the three years in the period ended August 31, 2005, incorporated in this prospectus by reference to our Annual Report on Form 20-F for the year ended August 31, 2005, incorporated by reference in this prospectus, have been incorporated in reliance on the report of PricewaterhouseCoopers LLP (“PWC”), independent chartered accountants, given upon the authority of that firm as experts in accounting and auditing.  PWC’s address is PricewaterhouseCoopers Place, 250 Howe Street, 7th Floor, Vancouver, British Columbia, V6C 3S7 Canada.

ENFORCEABILITY OF CIVIL LIABILITIES

The enforcement by purchasers of the common shares offered in this prospectus of civil liabilities under the federal securities laws of the United States may be adversely affected by the fact that Peace Arch is a Canadian corporation, many of its directors and shareholders are residents of Canada, and the majority of

Peace Arch assets and all or a substantial portion of the assets of such other persons are located outside the United States. As a result, it may be difficult for purchasers to affect service of process within the United States upon such persons or to realize against them in the United States upon judgments of courts of the United States predicated upon civil liabilities under securities laws of the United States. There is doubt as to the enforceability in Canada against Peace Arch or its directors or officers who are not residents of the United States in original actions or in actions for enforcement of judgments of United States courts of liabilities predicated upon federal securities laws of the United States.

INCORPORATION OF INFORMATION BY REFERENCE

The Securities and Exchange Commission allows us to “incorporate by reference” information into this document, which means that we can disclose important information to you by referring you to another document filed separately with the Securities and Exchange Commission. The information incorporated by reference is considered to be part of this document, except for any information superseded by information in this document. This prospectus incorporates by reference the following documents that we have previously filed with the Securities and Exchange Commission:

a)

Our Annual Report on Form 20-F for the fiscal year ended August 31, 2005, filed with the Securities and Exchange Commission on February 28, 2006;

b)

Our Reports of Foreign Private Issuer on Forms 6-K filed with the Securities and Exchange Commission on April 27, 2006, June 8, 2006 (Film No.06893148), August 11, 2006, and August 31, 2006 (Film No. 061068148);

c)

The description of our common shares contained in our Registration Statement on Form 8-A filed with the Securities and Exchange Commission on March 11, 2004.

d)

The description of our change in jurisdiction the amendment to our Registration Statement on Form 8-A/A filed with the Securities and Exchange Commission on September 13, 2004.

e)   The description of our stock option plan contained in our Registration Statement on Form S-8 filed with the Securities and Exchange Commission on May 30, 2006.

The documents listed above contain important information about us and our finances. The more detailed information contained in the Form 20-F and Forms 6-K qualify this entire prospectus. Statements in this prospectus may modify or supersede statements in the Form 20-F and Forms 6-K and therefore the modified or superseded part of the original statement is not part of this prospectus.

We incorporate by reference into this prospectus all subsequent annual reports on Form 20-F, Form 40-F or Form 10-K and all subsequent filings by us on Form 10-Q and 8-K after the date of this prospectus and before we terminate this offering. We also may incorporate by reference into this prospectus our reports on Form 6-K filed after the date of this prospectus and before we terminate this offering that we identify in the Form 6-K as being incorporated into this registration statement.  We may modify or supersede any statement in this prospectus by statements in documents we incorporate by reference after the date of this prospectus. When that happens, the modified or superseded part of the original statement is not part of this prospectus.

You may request a copy of any of the documents incorporated by reference in this prospectus at no cost. We will not include exhibits to the documents that you request unless the exhibits are specifically incorporated by reference into those documents. You may make your request for any of the documents incorporated by reference in this prospectus by writing or telephoning us at the following address: Peace Arch Entertainment Group Inc., 124 Merton Street, Suite 407, Toronto, Ontario M4S 2Z2, attn: Chief Financial Officer. Our telephone number is (416) 487-0377. Our web site address is http://www.peacearch.com. The information on our web site does not form a part of this prospectus.

WHERE YOU CAN FIND MORE INFORMATION

We file annual reports on Form 20-F, reports of foreign private issuer on Form 6-K and other information with the Securities and Exchange Commission, which we also refer to as the SEC. You may read and copy any of our SEC filings at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference room. Our filings with the SEC are also available to the public from commercial document retrieval services. Some of our SEC filings are also available at the website maintained by the SEC at http://www.sec.gov.

As a foreign private issuer, we are exempt from the rules under the Securities Exchange Act of 1934 which prescribe the furnishing and content of proxy statements, and our officers, directors and principal shareholders are exempt from the reporting and “short-swing” profit recovery provisions contained in Section 16 of the Securities Exchange Act of 1934.

This prospectus is part of a registration statement on Form F-3 that we filed with the Securities and Exchange Commission under the Securities Act of 1933. This prospectus does not contain all the information contained in the registration statement. For further information about us and our common shares, you should read the registration statement and the exhibits filed with the registration statement.

You may rely on the information contained in this document.  We have not authorized anyone to provide information different from that contained in this document.  Neither the delivery of this document nor sale of the common shares means that information contained in this document is correct after the date of this document.  This document is not an offer to sell or a solicitation of an offer to buy these common shares in any circumstances under which the offer or solicitation is unlawful.

TABLE OF CONTENTS

About the Prospectus

4

Special Note Regarding Forward Looking

Statements

6

Presentation of Financial and Share

Information

6

Prospectus Summary

7

The Offering

8

Recent Developments

10

Risk Factors

10

Use of Proceeds

16

Capitalization

17

Market History of our Common Shares

21

Selling Shareholders

23

Plan of Distribution

28

Expenses of the Issue

30

Legal Matters

Experts

31

Enforceability of Civil Liabilities

31

Incorporation of Information

by Reference

Where You Can Find More

Information

Indemnification of Officers and

Directors

34

Exhibits

36

PEACE ARCH ENTERTAINMENT GROUP INC. 36,732,556 Common Shares PROSPECTUS August 31, 2006

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 8.  INDEMNIFICATION OF OFFICERS AND DIRECTORS

Under the Business Corporations Act (Ontario), the Company may indemnify a present or former director or officer or a person who acts or acted at the Company’s request as a director or officer of another corporation of which the Company is or was a shareholder or creditor, and his or her heirs and legal representatives, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by him or her in respect of any civil, criminal or administrative action or proceeding to which he or she is made a party by reason of being or having been a director or officer of the Company or such other corporation and provided that the director or officer acted honestly and in good faith with a view to the best interests of the Company, and, in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, such director or officer had reasonable grounds for believing that his or her conduct was lawful. Such indemnification may be made in connection with an action by or on behalf of the Company or such other corporation to procure a judgment in its favor only with court approval. A director or officer is entitled to indemnification from the Company as a matter of right if he or she was substantially successful on the merits in his or her defense of the action or proceeding and fulfilled the conditions set forth above.

The by-laws of the Company provide that:

Standard of Care – Every director and officer of the Company in exercising his powers and discharging his duties shall act honestly and in good faith with a view to the best interests of the Company and shall exercise the care, diligence and skill that a reasonably prudent person would exercise in comparable circumstances.  Every director and officer of the Company shall comply with the Business Corporations Act (Ontario), the regulations, articles, by-laws and any unanimous shareholder agreement.

Limitation of Liability – Provided that the standard of care required of him has been satisfied, no director or officer shall be liable for the acts, receipts, neglects or defaults of any other director or officer or employee, or for joining in any receipt or other act for conformity, or for any loss, damage or expense happening to the Company through the insufficiency or deficiency of title to any property acquired for or on behalf of the Company, or for the insufficiency or deficiency of any security in or upon which any of the monies of the Company shall be invested, or for any loss or damage arising from the bankruptcy, insolvency or tortious acts of any person with whom any of the monies, securities or effects of the Company shall be deposited, or for any loss occasioned by any error of judgment or oversight on his part, or for any other loss, damage or misfortune which shall happen in the execution of the duties of his office or in relation thereto, unless the same are occasioned by his own willful neglect or default.

Indemnity of Directors and Officers – Subject to the Business Corporations Act (Ontario), the Company shall indemnify a director or officer of the Company, a former director or officer of the Company or a person who acts or acted at the Company’s request as a director or officer of a body corporate of which the Company is or was a shareholder or creditor, and his heirs and legal representatives, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by him in respect of any civil, criminal or administrative action or proceeding to which he is made a party by reason of being or having been a director or officer of such corporation or body corporate if,

  a)

he acted honestly and in good faith with a view to the best interests of the Company; and

  b)

in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, he had reasonable grounds for believing that his conduct was lawful.

The Corporation shall indemnify such person in all such other matters, actions, proceedings and circumstances as may be permitted by the Business Corporations Act (Ontario) or the law.

Insurance – Subject to the Business Corporations Act (Ontario), the Company may purchase and maintain such insurance for the benefit of any person entitled to be indemnified by the Company pursuant to the immediately preceding section as the board may from time to time determine.  The Company has purchased third party director and officer liability insurance for the benefit of any director, officer, or certain other persons, as such, against any liability incurred by the individual in his or her capacity as a director or officer of the Company or as a director or officer of any body corporate where the individual acts or acted in that capacity at the Company’s request.

ITEM 9.

EXHIBITS

The following exhibits are filed pursuant to Item 601 of Regulation S-K.

Exhibit

Number

Description

4.1	Special Resolution of Vidatron Enterprises Ltd., filed May 1, 1990, canceling previous Articles of Vidatron Enterprises Ltd. and substituting new Articles of Vidatron Enterprises Ltd. (1)
4.2	Certificate and Special Resolution Vidatron Enterprises Ltd., filed February 13, 1992. (1)
4.3	Certificate of Change of Name and Special Resolution of The Vidatron Group Inc., filed February 5, 1997. (1)
4.4	Special Resolution Amending the Memorandum and Articles of the Company adopted February 16, 1999. (1)
4.5	Special Resolutions Amending the Memorandum and Articles of Vidatron Entertainment Group Inc. adopted July 14, 1999. (1)
4.6	Form of Special Resolutions Amending the Memorandum and Articles of Peace Arch Entertainment Group Inc. adopted February 11, 2004 to be filed with British Columbia Registrar of Companies.(2)
4.7	Articles of Continuance. (3)
4.8	Adopted By-Law No. 1. (3)
4.9	Form of Special Resolutions Amending the Articles of the Company adopted August 24, 2005 (4)
4.10	Articles of Amendment (4)
4.11	Share Option Plan (Amended as of February 8, 2006)(5)
4.12	Share Purchase Agreement – Preferred Shares (4)
4.13	Share Purchase Agreement November 1, 2005 (4)
4.14	Westwind warrant certificate
4.15	Trilogy Capital Partners Inc. warrant certificate
4.16	MBA Holdings, LLC warrant certificate
4.17	Ibis Consulting Group warrant certificate
4.18	Assetone Investments Series II Preferred Share purchase warrant certificate
4.19	Kerry McCluggage Series II Preferred Share purchase warrant certificate
4.20	Jeff Sagansky Series II Preferred Share purchase warrant certificate.
5.1	Opinion re: legality
23.1	Consent of PricewaterhouseCoopers, LLP
23.2	Consent of Richard Watson (contained in Exhibit 5.1)
24.1	Power of Attorney (included in signature page)

____________________________

(1) Incorporated by reference to Exhibit 3.1 included in the Registration Statement on Form F-1 (333-10354) as filed with the Commission on July 30, 1999.

(2) Incorporated by reference to our annual report on Form 20-F for the year ended August 31, 2003.

(3) Incorporated by reference to our annual report on Form 20-F for the year ended August 31, 2004.

(4) Incorporated by reference to our annual report on Form 20-F for the year ended August 31, 2005.

(5) Incorporated by reference to Exhibit 4.11 included in the Registration Statement on Form S-8 (333-134552) as filed with the Commission on May 30, 2006.

ITEM 10.

UNDERTAKINGS

The undersigned registrant hereby undertakes:

        1. To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

        (a) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

        (b) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereto) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of the prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

        (c) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a), (b) and (c) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

        2. That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        4. To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A of Form 20-F (17 CFR 249.220f) at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Securities Act of 1933 need not be furnished, provided that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, with respect to registration statements on Form F-3, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Securities Act of 1933 or Rule 3-19 of Regulation S-X if such financial statements and information are contained in periodic reports filed with or furnished to the Securities and Exchange Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Form F-3.

        5. That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, if the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

        6. That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of any employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        7. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit, or proceeding) is asserted against the registrant by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has theretofore been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Toronto, Province of Ontario, Canada on August 31, 2006.

PEACE ARCH ENTERTAINMENT GROUP INC.

By:

/s/ G. Howsam

Gary Howsam

Chief Executive Officer

(Principal Executive Officer)

POWER OF ATTORNEY

      KNOWN ALL MEN BY THESE PRESENTS that each individual whose signature appears below constitutes and appoints each of Gary Howsam and Mara Di Pasquale such person’s true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for such person and in such person’s name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement (or to any other registration statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933), and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto each said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that any said attorney-in-fact and agent, or any substitute or substitutes of any of them, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature

Title

Date

/s/ Gary Howsam

Director, CEO

August 31, 2006

Gary Howsam

/s/ Richard Watson

Director, Secretary

 August 31, 2006

Richard Watson

/s/ Juliet Jones

Director

  August 31, 2006

Juliet Jones

/s/ Mara Di Pasquale

Director, Chief Financial Officer  August 31, 2006

Mara Di Pasquale

(Principal Financial Officer)

/s/ Drew Craig

Director

 August 31, 2006

Drew Craig

/s/ Nelson Thall

Director

 August 31, 2006

Nelson Thall

/s/ Robert Essery

Director

 August 31, 2006

Robert Essery

/s/ John Flock

President

  August 31, 2006

John Flock

/s/  John Flock

Authorized Representative

 August 31, 2006

John Flock

in the U.S.

AUTHORIZED REPRESENTATIVE

Pursuant to the requirements of the Securities Act of 1933, the undersigned certifies that the undersigned is the duly authorized United States representative of Peace Arch Entertainment Group Inc. and that Peace Arch Entertainment Group Inc. has duly caused this Registration Statement to be signed on behalf of it by the undersigned, thereunto duly authorized, on August 31, 2006.

--/s/ John Flock--------------------------------

John Flock

President, Peace Arch LA, Inc.

EXHIBIT 5.1

RICHARD K. WATSON, Lawyer

____________________________________________________________________________

August 31, 2006

Peace Arch Entertainment Group Inc.

407-124 Merton Street,

Toronto, Ontario

M4S 2Z2

Canada

Ladies & Gentlemen:

You have requested my opinion with respect to certain matters in connection with the filing by Peace Arch Entertainment Group Inc. (the "Company"), an Ontario, Canada corporation, of a Registration Statement on Form F-3 (the "Registration Statement") to be filed by the Company with the United States Securities and Exchange Commission on or about August 31, 2006 in respect of the secondary offering of up to 36,732,556 Common Shares without par value of Peace Arch's share capital (the "Shares").

For the purpose of the opinions expressed herein, I have examined original executed, certified or facsimile copies of such documents and instruments as I have considered necessary or desirable for this purpose, including the Registration Statement.

In my examination of such documents and instruments, I have assumed:

(a)

the genuineness of all signatures on (whether originals or copies of documents), the authenticity of and completeness of, all documents submitted to me as originals and the conformity to original documents of all documents submitted to me as notarial, true, certified, conformed, photostatic, telecopied or electronic copies or similarly reproduced copies of such original documents;

(b)

the completeness, truth and accuracy of all facts set forth in official public records, certificates and documents supplied by public officials or otherwise conveyed to me by public officials; and

(c)

that the Shares are to be sold in the manner set forth in the Registration Statement.

Based and relying upon the foregoing and subject to the limitations and qualifications set forth below, and assuming that: (i) the Registration Statement becomes and remains effective during the period when the Shares are distributed, (ii) no stop order suspending the effectiveness of the Registration Statement or any post-effective amendment thereof shall have been issued by the United States Securities and Exchange Commission or any State securities commission and no proceedings therefore shall have been initiated or threatened, (iii) no order having the effect of ceasing or suspending the trading or distribution of Shares shall have been issued by any Canadian provincial securities commission or similar regulatory authority and no proceeding for that purpose shall have been instituted or threatened, and any (iv) all applicable securities laws are complied with, I am of the opinion that the Shares that are currently outstanding have been validly issued and are fully paid and non-assessable.

I record that certain of the Shares (the “Contingent Shares”) have not yet been issued as they are only issuable in the future upon the future exercise of conversion rights attaching to preferred shares or upon the exercise of warrants or options (such conversion rights, warrants, and option rights being herein collectively referred to as the “Rights”) issued by the Company as outlined in the Registration Statement.

Based and relying upon the foregoing and subject to the limitations and qualifications set forth above, and on the further assumption that the Contingent Shares are hereafter issued pursuant to the due exercise of the Rights and in accordance with the terms and conditions of the Rights (including without limitation receipt by the Company of the consideration, if any applicable thereto), I am of the opinion that the Contingent Shares will thereupon be validly issued and fully paid and non-assessable shares in the capital of the Company ..

I consent to the reference to me under the caption "Legal Matters" in the Prospectus included in the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement.

Yours very truly,

/s/ Richard Watson

Richard Watson

EXHIBIT 23.1

INDEPENDENT AUDITORS' CONSENT

We hereby consent to the incorporation by reference in this Registration Statement on Form F-3 of our report dated November 18, 2005 relating to the financial statements, which appear in Peace Arch Entertainment Group Inc.’s Annual Report on Form 20-F for the year ended August 31, 2005.  We also consent to the references to us under the headings “Experts” in such Registration Statement.

                                          /s/ PRICE WATERHOUSECOOPERS LLP.

                                          Chartered Accountants

Vancouver, Canada

 August 31, 2006

INDEX TO EXHIBITS

Exhibit

Number

Description

4.1	Special Resolution of Vidatron Enterprises Ltd., filed May 1, 1990, canceling previous Articles of Vidatron Enterprises Ltd. and substituting new Articles of Vidatron Enterprises Ltd. (1)
4.2	Certificate and Special Resolution Vidatron Enterprises Ltd., filed February 13, 1992. (1)
4.3	Certificate of Change of Name and Special Resolution of The Vidatron Group Inc., filed February 5, 1997. (1)
4.4	Special Resolution Amending the Memorandum and Articles of the Company adopted February 16, 1999. (1)
4.5	Special Resolutions Amending the Memorandum and Articles of Vidatron Entertainment Group Inc. adopted July 14, 1999. (1)
4.6	Form of Special Resolutions Amending the Memorandum and Articles of Peace Arch Entertainment Group Inc. adopted February 11, 2004 to be filed with British Columbia Registrar of Companies.(2)
4.7	Articles of Continuance. (3)
4.8	Adopted By-Law No. 1. (3)
4.9	Form of Special Resolutions Amending the Articles of the Company adopted August 24, 2005 (4)
4.10	Articles of Amendment (4)
4.11	Share Option Plan (Amended as of February 8, 2006)(5)
4.12	Share Purchase Agreement – Preferred Shares (4)
4.13	Share Purchase Agreement November 1, 2005 (4)
4.14	Westwind warrant certificate
4.15	Trilogy Capital Partners Inc. warrant certificate
4.16	MBA Holdings, LLC warrant certificate
4.17	Ibis Consulting Group warrant certificate
4.18	Assetone Investments Inc Series II Preferred Share purchase warrant certificate
4.19	Kerry McCluggage Series II Preferred Share purchase warrant certificate
4.20	Jeff Sagansky Series II Preferred Share purchase warrant certificate
5.1	Opinion re: legality
23.1	Consent of PricewaterhouseCoopers, LLP
23.2	Consent of Richard Watson (contained in Exhibit 5.1)
24.1	Power of Attorney (included in signature page)

____________________________

(1) Incorporated by reference to Exhibit 3.1 to the Registration Statement on Form F-1 (333-10354) as filed with the Commission on July 30, 1999.

(2) Incorporated by reference to the Exhibit Index to our annual report on Form 20-F for the year ended August 31, 2003.

(3) Incorporated by reference to the Exhibit Index to our annual report on Form 20-F for the year ended August 31, 2004.

(4) Incorporated by reference to the Exhibit Index to our annual report on Form 20-F for the year ended August 31, 2005.

(5) Incorporated by reference to Exhibit 4.11 included in the Registration Statement on Form S-8 (333-134552) as filed with the Commission on May 30, 2006.